Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cimatron Ltd. (the “Company”) 2004 Israeli Share Option and Restricted Shares Incentive Plan of our report dated March 12, 2006 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission

Brightman Almagor & Co.
A member of Deloitte Touche Tohmatsu
Independent Registered Public Accounting Firm

Tel-Aviv, Israel
October 5, 2006